Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES

CHANGES TO SENIOR MANAGEMENT AND BOARD OF DIRECTORS,

2014 CAPITAL BUDGET

AND DECLARES QUARTERLY CASH DIVIDEND

DALLAS, TEXAS, November 21, 2013…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that Douglas H. Miller has resigned from his positions as Chairman of the Board and Chief Executive Officer as well as from EXCO’s Board of Directors effective as of November 20, 2013. The Board of Directors has appointed Jeffrey D. Benjamin, a long-time investor in EXCO and an independent member of EXCO’s Board of Directors, to serve as Non-Executive Chairman of the Board of Directors. Mr. Benjamin has extensive knowledge of EXCO and its business, having served on the Board since October 2005 and prior to that from 1998 through 2003. Mr. Benjamin is also currently a director of Caesars Entertainment Corporation, Chemtura Corporation and Chairman of the Board of Spectrum Group International, Inc.

Mr. Benjamin stated: “Since Mr. Miller led the group that acquired control of EXCO in 1997, his contributions to the organization have been significant. The entire Board extends their sincere gratitude and appreciation to Mr. Miller, along with best wishes for the future. The Board has initiated a search to identify EXCO’s next Chief Executive Officer. The search process will include a full review of both internal and external candidates.”

The Board of Directors has approved a capital budget of up to $368 million for 2014 activities. The details of the capital budget will be provided at EXCO’s analyst meeting on December 10, 2013.

The Board of Directors also declared a fourth quarter cash dividend of $0.05 per share. The dividend is payable on December 16, 2013 to holders of record on December 2, 2013. Any future declaration of dividends, as well as the establishment of record and payment dates, is subject to the approval of EXCO’s Board of Directors.

EXCO is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO may be obtained by contacting Chris Peracchi, Director of Finance and Investor Relations and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.